Air Products and Chemicals, Inc.  J. P. McAndrew   [Air Products Stylized Logo]
7201 Hamilton Boulevard           Vice President
Allentown, PA  18195-1501         Human Resources
Telephone (610) 481-7258

                                                          Exhibit 10.7(c)



                                                           7 July 1997


Mr. W. Douglas Brown
143 Haversham Drive
Houston, TX 77024

 Dear Mr. Brown:

     Air Products and Chemicals, Inc., a Delaware Corporation having its head office at 7201 Hamilton Boulevard, Allentown, PA 18195-1501 (the "Company"), considers a sound and vital management to be essential to protecting and enhancing the best interests of the Company. To confirm the commitment made in order to induce you to accept employment by the Company and to induce you to continue in the employment of the Company, and in consideration of your agreements contained herein and for other good and valuable consideration, this letter agreement (this"Agreement") sets forth the agreement between you and the Company pertaining to a supplemental retirement benefit to which you may be entitled.

                                    ARTICLE I
                                    BENEFITS

     SECTION 1.1 ELIGIBILITY. You have agreed, in consideration of the Company's obligations contained herein, to direct the investment of the basic and rollover portions of the American Ref-Fuel Retirement Savings Plan and the American Ref-Fuel Supplemental Retirement Savings Plan as of 30 June 1997 into an investment that mirrors the rate of return of the S&P 500 Index. Subject to the terms and conditions of this Agreement, you (or, in the case of your death, your surviving spouse) will be entitled to receive a supplemental retirement benefit calculated in accordance with this Article I.

     SECTION 1.2 AMOUNT OF SUPPLEMENTAL RETIREMENT BENEFIT. The amount of your supplemental retirement benefit hereunder, if any, will be computed as of the beginning of the month immediately prior to or coincident with the Benefit Payment Date, as defined in Section 1,3 hereof, and shall be equal to (if positive):
     (a) the "Assumed Pension", that is, the amount of the benefits you would have received under the qualified defined benefit plan currently known as the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees, as amended from time to time, and the nonqualified defined benefit plan currently known as the Air Products and Chemicals, Inc. Supplementary Pension Plan, as amended from time to time ("Company DB Plans") assuming you had received credited and vesting service under and as defined in the Company DB Plans for your service with American Ref-Fuel Company, with no offset for such service, MINUS

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     (b) The "Actual Pension", that is, the sum of (i) the actual value of the investment of the basic and rollover portions provided from the American Ref-Fuel plans as described in Section 1. I above, and (ii) the actual amount of the benefits payable to you under the Company DB Plans based upon your actual credited service and pensionable compensation under and as defined or provided in such Plans.

     In order to attain equivalency between the various forms and times of receipt of benefits provided for hereunder, the value of the offset described in
Section 1.2 (b) (i) above will be annuitized using the provisions for calculating a lump sum in the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees.

     SECTION 1.3 TIME AND FORM OF PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFIT. Your supplemental retirement benefit hereunder will be payable on the first day of the month following the later of your age 55 and your separation from service with the Company (your "Benefit Payment Date"). Such benefit will be paid in the form of benefit payment you elect under the Company's Supplementary Pension Plan.

     SECTION 1.4 SUPPLEMENTAL PRE-RETIREMENT SPOUSAL BENEFIT. If you die before your Benefit Payment Date, your surviving spouse may be entitled to receive a supplemental pre-retirement survivor benefit calculated as provided in Section
1.2 hereof, substituting in the calculation of the Assumed Pension the amount of the surviving spouse death benefit under the Company DB Plan for the amount of the benefits you would have received under the Company DB Plan, and substituting in the calculation of the Actual Pension the actual amount of the pre-retirement spousal benefits payable under the Company DB Plans. Such benefit will be payable within a reasonable period of time following your death.

                                   ARTICLE II
                                  MISCELLANEOUS

     SECTION 2.1 ADMINISTRATION AND INTERPRETATION. This Agreement will be administered by the Vice President, Human Resources of the Company. The Vice President, Human Resources will have full power and authority to administer the Agreement and interpret the provisions of the Agreement in a manner consistent with the interpretation of similar provisions in the Company DB Plans as the context reasonably permits. The powers of the Vice President, Human Resources include, by way of illustration and not limitation, the discretionary authority and power to construe and interpret the Agreement, decide all questions of eligibility for benefits, calculate the amount and determine the time, and manner of payment of any benefit and to authorize the payment of a benefit hereunder. The Vice President Human Resources may appoint one or more individuals or committees to assist him in carrying out his duties and responsibilities under the Agreement and may adopt rules and regulations for the administration of the Agreement and alter, amend, or revoke any rules or regulations so adopted. The decisions of the Vice President, Human Resources or his delegates shall be final and binding on the Company, you and your surviving spouse.

     SECTION 2.2  CLAIM AND APPEAL PROCEDURES.
     (a) CLAIMS PROCEDURES. In the event of a claim for or in respect of any payment under this Agreement or the method of payment thereof, the claimant shall present the reason for his or her claim in writing to the Vice President Human Resources. The Vice President, Human Resources shall, within 90 days after the receipt of such written claim send written notification to the claimant as to its disposition, unless special
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circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Vice President, Human Resources expects to render the final decision.
     In the event the claim is wholly or partially denied, the written notification from the Vice President, Human Resources shall state the specific reason or reasons for the denial, include specific references to pertinent provisions of the Agreement on which the denial is based, provide an explanation of any additional material or information necessary for the claimant to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which the claimant may appeal the denial of the claim. If the claim has not been granted and notice is not furnished within the time period specified in the preceding paragraph, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with paragraph (b) below.
     (b) APPEAL PROCEDURES. In the event a claimant wishes to appeal the denial of his or her claim, the claimant may request a review of such denial by making written application to the Vice President, Human Resources within 60 days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in paragraph (a) above). Such claimant (or his or her duly authorized representative) may, upon written request to the Vice President, Human Resources, review documents which are pertinent to such claim, and submit in writing issues and comments in support of his or her position. Within 60 days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than 120 days after such receipt), the Vice President, Human Resources shall notify the claimant of his final decision. Such final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant and specific references to the pertinent provisions of the Agreement on which the decision is based. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

     SECTION 2.3 OBLIGATIONS UNFUNDED; ERISA; NONALIENATION OF BENEFITS. The Company's obligations hereunder are unfunded, and the Company shall not be required to segregate any assets in connection therewith, nor be deemed to be a trustee of any amounts to be paid under this Agreement. Any liability to any person with respect to income payable hereunder shall be only a claim against the general assets of the Company at your Benefit Payment Date or the payment date of the supplemental pre-retirement spousal benefit. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company.
     This Agreement is intended to constitute an unfunded, nonqualified plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and for the exclusions from Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) provided for in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. In the event that any regulatory or other body or court should determine that the Agreement does not qualify for any such exclusion, then the Company may retroactively revise the Agreement so that it may qualify for the exclusion or take such other action as it deems appropriate, and the Company shall have no liability for benefits under the Agreement prior to such revision or action.
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     Except as may be required by law, no benefit payable under this Agreement is subject in any manner to anticipation, alienation, sale, transfer, assignment, garnishment, pledge, encumbrance or charge whether voluntary or involuntary, including in respect of any liability of you or your surviving spouse for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by you or your surviving spouse under the Agreement, and any attempt to anticipate, alienate, sell, transfer, assign, garnish pledge, encumber or charge the same shall be void. No such benefits will, in any manner, be liable for or subject to your or any other person's debts, contracts, liabilities, engagements or torts. If you or any other person is adjudicated bankrupt, or attempts or purports to anticipate, alienate, sell, transfer, assign, garnish, pledge, encumber or charge any benefit or payment under the Agreement voluntarily or involuntarily, the Vice President, Human Resources, in his sole discretion, will have the authority to cause the same or any other part thereof then payable to be held or applied to or for your or such other person's benefit in such manner and in such proportion as the Vice President, Human Resources shall determine.

     SECTION 2.4 PAYMENTS NET OF TAXES. Any payment provided for under this Agreement shall be reduced by any applicable withholding taxes required under federal, state or local law.

     SECTION 2.5 NO EMPLOYMENT RIGHTS. Nothing contained in this Agreement will be construed as a contract of employment between you and the Company, or as a right to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge you with or without cause. Specifically, no rights are created hereunder with respect to continued employment.

     SECTION 2.6 SUCCESSORS, BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to EXPRESSLY, by written agreement, assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" means the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 2.6 or which becomes bound by all the terms and provision of this Agreement by operation of law or otherwise.

     This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees, but neither this Agreement nor any of your rights or obligations hereunder may be assigned or pledged by you or them.

     SECTION 2.7 AMENDMENT. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Vice President, Human Resources of the Company; PROVIDED, HOWEVER, that the Vice President, Human Resources will have full power and authority, but will have no obligation, to amend this Agreement without your agreement or consent as provided in Section 2.3 hereof or in order to cure any ambiguity or to conform the provisions hereof and the benefits intended to be provided hereunder to any change in the terms and provisions of any Company DB Plans, or to reflect any change in law, rule or regulation affecting the Company DB Plans or the benefits payable hereunder.

     SECTION 2.8 EXCLUSIVE AGREEMENT. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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     SECTION 2.9 OTHER PLANS AND PROGRAMS. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, incentive or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any such plan or program.

     SECTION 2.10 GOVERNING LAW; VALIDITY. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania to the extent such laws are not preempted by ERISA or other applicable Federal laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

     SECTION 2.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company this letter which will then constitute our agreement on this subject.

                                      Sincerely,
                                      AIR PRODUCTS AND CHEMICALS, INC.


                                      By:    /s/ J. P. McAndrew
                                         ----------------------------------
                                             J. P. McAndrew
                                             Vice President-Human Resources



AGREED THIS 16th  DAY
           -------
OF  July  1997
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  /s/ W. Douglas Brown
-----------------------------
W. Douglas Brown

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